UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF

THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:

MIRAE ASSET DISCOVERY FUNDS

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

One Bryant Park

New York, New York 10036

Telephone Number (including area code):  (212) 205-8300

Name and Address of Agent for Service of Process:

Hun Jun Jang

One Bryant Park

New York, New York 10036

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES  ☑                      NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 12th day of April, 2010.

MIRAE ASSET DISCOVERY FUNDS

By   /s/  Hun Jun Jang

Name:   Hun Jun Jang

Title:     President